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Contact:	Mark A. Kopser Senior Vice President and Chief Financial Officer or Richard J. Sirchio Treasurer and Vice President/Investor Relations (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL
EXPANDS PRESENCE IN FLORIDA

        Dallas, Texas (September 25, 2002)—United Surgical Partners International, Inc. (Nasdaq/NM:USPI) today announced that it has purchased an ownership interest in Destin Surgery Center in Destin, Florida. In addition, the Company has an option to acquire a majority ownership interest in the facility.

        Commenting on the addition of the surgery center, Donald E. Steen, United Surgical Partners International's chairman and chief executive officer, said, "We are pleased to increase our presence in Florida through the addition of Destin Surgery Center in Walton County, one of the fastest growing counties in Florida. The 9,000-square-foot center opened in March 2002. Thirty-one credentialed physicians in such specialties as orthopedics, plastic surgery, general surgery, GI, pain management, urology and GYN currently utilize the center. We look forward to working with Destin Surgery Center's strong group of physicians and staff to further augment the Center's growth through the addition of services and additional physician partners."

        Wes Battiste, president of Destin Surgery Center, added, "We feel fortunate to have partnered our center with a world leader in ambulatory surgery development. The management expertise of United Surgical Partners International and its focus on relationships with providers and patients will enable us to build upon our early success."

        United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 59 surgical facilities in the United States, Spain and the United Kingdom. Of these, 22 domestic facilities are jointly owned with 10 not-for-profit healthcare systems.

        The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians; (iii) the geographic concentration of the Company's operations; (iv) risks associated with the Company's acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the Company's actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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UNITED SURGICAL PARTNERS INTERNATIONAL EXPANDS PRESENCE IN FLORIDA